As Filed with the Securities and Exchange Commission on June 19, 2007 File No. 333-132796

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1
TECHNOLOGY RESOURCES, INC.
(Name of small business issuer in its charter)
Florida	7361	59-3364116
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3066 Landmark Blvd. No. 1305

Palm Harbor, Florida 34684

(727) 781-3656

(Address and telephone number of principal executive offices and principal place of business)

William S. Lee

3066 Landmark Blvd. No. 1305

Palm Harbor, Florida 34684

(727) 781-3656

(Name, address and telephone number of agent for service)

Copies to:

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, S. Pasadena, FL 33707

Telephone 941-723-7564 Facsimile: 941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

This Post-Effective Amendment No. 1 to Form SB2 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

TECHNOLOGY RESOURCES, INC.

DEREGISTRATION OF SECURITIES

A Registration Statement on Form SB-2, as amended (the “Registration Statement”), was filed by Technology Resources, Inc. (the “Company”) and was declared effective by the Securities and Exchange Commission on May 7, 2007. The Registration Statement registered 1,024,000 shares of the Company’s common stock, owned by approximately 38 selling shareholders. These 1,024,000 shares of the Company’s common stock were registered to be sold by selling shareholders at an initial price of $1.00 per share and thereafter at privately negotiated prices.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by William Lee and Emily Lee. The Company will deregister 278,000 common shares registered in William Lee’s name and 278,000 common shares registered in Emily Lee’s name which remain unsold, thereby bringing the total number of common shares to be registered in Mr. William Lee’s and Emily Lee’s names to zero (0) common shares of the originally registered shares.  The total number of shares registered will be reduced from 1,024,000 to 468,000.

This Post-Effective Amendment No. 1 deregisters the following:

(a)

278,000 shares of common stock, registered in the name of William Lee, all of which remain unsold.

(b)

278,000 shares of common stock, registered in the name of Emily Lee, all of which remain unsold.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on June 19, 2007.

(Registrant)

TECHNOLOGY RESOURCES, INC.

By:	/s/ WILLIAM LEE
William Lee Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ WILLIAM LEE	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Chairman of the Board of Directors	June 19, 2007
William Lee
/s/ LAUREL LEE MILLER	Secretary/Director	June 19, 2007
Laurel Lee Miller
/s/ LOU MAKI	Treasurer/Director	June 19, 2007
Lou Maki